EX-99.23(p)(50)

                    PYRAMIS GLOBAL ADVISORS, LLC HAS ADOPTED
                              FIDELITY INVESTMENTS
                       FIDELITY FUNDS' CODE OF ETHICS FOR
              PRESIDENT, TREASURER AND PRINCIPAL ACCOUNTING OFFICER


I.  PURPOSES OF THE CODE/COVERED OFFICERS

This document constitutes the Code of Ethics ("the Code") adopted by the Fidelity Funds (the "Funds") pursuant to the provisions of Rule 30b2-1(a) under the Investment Company Act of 1940), which Rule implements Sections 406 of the Sarbanes-Oxley Act of 2002 with respect to registered investment companies. The Code applies to the Fidelity Funds' President and Treasurer, and Chief Financial Officer (the "Covered Officers"). Fidelity's Ethics Office, a part of Fidelity Enterprise Compliance within Risk Oversight, administers the Code.

The purposes of the Code are to deter wrongdoing and to promote, on the part of the Covered Officers:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fidelity Funds submit to the Securities and Exchange Commission ("SEC"), and in other public communications by a Fidelity Fund;

     o    compliance   with   applicable   laws  and   governmental   rules  and
          regulations; o the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

     o    accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.  COVERED OFFICERS SHOULD HANDLE ETHICALLY
     ACTUAL AND APPARENT CONFLICTS OF INTEREST

OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fidelity Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fidelity Funds.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fidelity Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fidelity Fund because of their status as "affiliated persons" of the Fund. Separate compliance programs and procedures of the Fidelity Funds, Fidelity Management & Research Company ("FMR") and the other Fidelity companies are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fidelity Funds and FMR (or another Fidelity company) of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fidelity Funds, FMR or another Fidelity company), be involved in establishing policies and implementing decisions that have different effects on the Fidelity Funds, FMR and other Fidelity companies. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fidelity Funds and FMR (or another Fidelity company), and is consistent with the performance by the Covered Officers of their duties as officers of the Fidelity Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Board of Trustees ("Board") that the Covered Officers also may be officers or employees of one or more other Fidelity Funds covered by this Code.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fidelity Fund.

                                                    * * *

Each Covered Officer must:

     o not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by any Fidelity Fund whereby the Covered Officer would benefit personally to the detriment of any Fidelity Fund;

     o not cause a Fidelity Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fidelity Fund;

     o not engage in any outside business activity, including serving as a director or trustee, that prevents the Covered Officer from devoting appropriate time and attention to the Covered Officer's responsibilities with the Fidelity Funds;

     o not have a consulting or employment relationship with any of the Fidelity Funds' service providers that are not affiliated with Fidelity; and

     o not retaliate against any employee or Covered Officer for reports of actual or potential misconduct, which are made in good faith.

With respect to other fact patterns, if a Covered Officer is in doubt, other potential conflict of interest situations should be described immediately to the Fidelity Ethics Office for resolution. Similarly, any questions a Covered Officer has generally regarding the application or interpretation of the Code should be directed to the Fidelity Ethics Office immediately.

III. DISCLOSURE AND COMPLIANCE

     o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fidelity Funds.

     o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about any Fidelity Fund to others, whether within or outside Fidelity, including to the Board and auditors, and to governmental regulators and self-regulatory organizations;

     o Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fidelity Funds, FMR and the Fidelity service providers, and with the Board's Compliance Committee, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fidelity Funds file with, or submit to, the SEC and in other public communications made by the Fidelity Funds; and o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

     o upon receipt of the Code, and annually thereafter, submit to the Fidelity Ethics Office an acknowledgement stating that he or she has received, read, and understands the Code; and

     o notify the Fidelity Ethics Office promptly if he or she knows of any violation of the Code. FAILURE TO DO SO IS ITSELF A VIOLATION OF THIS CODE.

The Fidelity Ethics Office shall take all action it considers appropriate to investigate any actual or potential violations reported to it. Upon completion of the investigation, if necessary, the matter will be reviewed with senior management or other appropriate parties, and a determination will be made as to whether any action should be taken as detailed below. The Covered Officer will be informed of any action determined to be appropriate. The Fidelity Ethics Office will inform the Ethics Oversight Committee of all Code violations and actions taken in response. Without implied limitation, appropriate remedial, disciplinary or preventive action may include a written warning, a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities. Additionally, other legal remedies may be pursued.

The policies and procedures described in the Code do not create any obligations to any person or entity other than the Fidelity Funds. The Code is intended solely for the internal use by the Fidelity Funds and does not constitute a promise, contract or an admission by or on behalf of any Fidelity Fund as to any fact, circumstance, or legal conclusion. The Fidelity Funds, the Fidelity companies and the Fidelity Ethics Officer retain the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.

V.  OVERSIGHT

Material violations of this Code will be reported promptly by FMR to the Board's Compliance Committee. In addition, at least once each year, FMR will provide a written report to the Board, which describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code and action taken in response to the material violations.


VI. OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Fidelity Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Other Fidelity policies or procedures that cover the behavior or activities of Covered Officers are separate requirements applying to the Covered Officers (and others), and are not part of this Code.

VII. AMENDMENTS

Any material amendments or changes to this Code must be approved or ratified by a majority vote of the Board, including a majority of the Trustees who are not interested persons of the Fidelity Funds.

VIII. RECORDS AND CONFIDENTIALITY

Records of any violation of the Code and of the actions taken as a result of such violations will be kept by the Fidelity Ethics Office. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fidelity Ethics Office, the Ethics Oversight Committee, the Board, appropriate personnel at the relevant Fidelity company or companies and the legal counsel of any or all of the foregoing.